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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
2U, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-227546) on Form S-3 and (Nos. 333-194943 and 333-221964) on Form S-8 of 2U, Inc. of our reports dated February 26, 2019, with respect to the consolidated balance sheets of 2U, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement Schedule II—Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of 2U, Inc.
Our report dated February 26, 2019 on the consolidated financial statements refers to a change in the method of accounting for revenues and related costs in 2018 due to the adoption, effective January 1, 2018, of ASU No. 2014-09, Revenue from Contracts with Customers.

/s/ KPMG LLP
McLean, Virginia
February 26, 2019